EXHIBIT

Morgan Stanley Tax-Free Daily Income Trust


Sub-Item
77P	Information Required to be Filed Pursuant to Existing
Exemptive (c) Orders

(A)		Statement Pursuant to Exemptive Order (ICA Release No. 11537)
		Pertaining to Amortized Cost Pricing

No action was taken during the period pursuant to condition 2 (c) of the above-captioned Order.